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IMMEDIATE RELEASE


Media Contacts:                             Investor Contact:
Douglas Petkus                              Justin Victoria
Wyeth Pharmaceuticals                       Wyeth
(484) 865-5140                              (973) 660-5340

Natalie de Vane
Wyeth Pharmaceuticals
(484) 865-5139



                          Wyeth Confirms Discussions on
                     Resolution of Downstream Opt-Out Claims

     Madison, N.J., January 18, 2005 -- Wyeth (NYSE: WYE) confirms that it has been engaged in discussions with plaintiffs' attorneys representing a number of individuals who have opted out of the National Diet Drug Settlement on a proposed process for settling downstream opt-out cases. The proposed process provides a methodology for valuing different categories of claims, and also provides a structure for individualized negotiations between Wyeth and lawyers representing diet drug claimants. The lawyers who have been in discussions with Wyeth would seek to obtain commitments to participate in the proposed settlement process from other law firms representing opt-out claimants. To facilitate the process, the parties have filed a motion with the U.S. District Court for the Eastern District of Pennsylvania seeking a stay in proceedings in certain pending diet drug cases.

     Wyeth's agreement to go forward with this proposal will depend upon, among other things, the overall level of participation in the process.

     "This is a promising development, but many complex issues remain to be resolved," says Lawrence V. Stein, General Counsel for Wyeth. "Wyeth will continue to defend itself in the ongoing litigation until final settlements are reached."

     This motion follows, and is unrelated to, last week's announcement of Wyeth's support for the 7th Amendment to the National Diet Drug Settlement that created a new claims processing structure for the least serious but most numerous claims in the settlement.

     Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

     The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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